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Exhibit 2.2
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                           EMPLOYMENT AGREEMENT dated July 31, 1997 by and
                           between ADVANCED DIGITAL SERVICES, INC., a New York corporation, formerly known as Katz Digital Acquisition Inc. (the "Company"), and DAVID KATZ (the "Employee").


                           ---------------------------


      The parties hereto desire to provide for the Employee's employment by the Company in accordance with the terms and provisions set forth below:

      NOW, THEREFORE, the parties agree as follows:


1.    EMPLOYMENT; TERM.

      The Company agrees to employ the Employee, and the Employee agrees to work for the Company as its Vice President - Manufacturing for a period of five (5) years commencing on the date hereof unless sooner terminated in accordance with
Section 8 hereof. Such period, together with the period of any extension or renewal of such employment, is referred to herein as the "Employment Period."


2.    DUTIES.

      During the Employment Period: (i) the Employee shall serve as the Vice President Manufacturing of the Company and perform such duties for the Company or an Affiliate (as hereinafter defined) as shall, from time to time, be reasonably assigned to the Employee by the President or the Board of Directors of the Company consistent with his position and abilities; and (ii) the Employee shall also serve as Vice President - Manufacturing of Katz Digital Technologies, Inc., a Delaware corporation ("KDTI").


3.    DEVOTION OF TIME.

      During the Employment Period, the Employee shall: (i) expend substantially all of his working time for the Company; (ii) devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and
(iii) not, directly or indirectly, engage, participate or invest in, or render any services for, any other business enterprise or activity engaged in a business competitive to the business of the Company; provided, however, that, the foregoing notwithstanding, the Employee may invest in or own securities of any corporation or other entity provided that such securities are listed on a registered securities exchange or actively traded in the over-the-counter market and the number or amount or such securities represents not more than 1% of the total number or amount of such securities then outstanding.
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4.    COMPENSATION.

      a. In consideration for the services to be performed by the Employee during the Employment Period hereunder, the Company shall compensate the Employee at an annual base salary from the date hereof at the annual rate of $257,197.75 per annum (the "Base Salary"), payable in accordance with the Company's customary payroll practices. Commencing with the second anniversary of the date of this Agreement, the Base Salary shall be increased at the rate of four percent (4%) per annum, or such higher increases as may be approved by the Board of Directors of the Company and its parent corporation KDTI in their discretion.

      b. In addition, the Employee shall be entitled to receive the Bonus Payments provided for in the 1998 Katz Digital Technologies, Inc. Target Bonus Plan, a copy of which is annexed hereto as Exhibit A, and the terms of which are incorporated herein by reference.

      c. Upon execution of this Agreement, the Employee is receiving an option to purchase 120,000 shares of common stock of the Company's parent corporation KDTI upon the terms and conditions contained in the Stock Option Agreement attached hereto as Exhibit B.


5.    USE OF AUTOMOBILE; REIMBURSEMENT OF EXPENSES; ADDITIONAL BENEFITS.

      a. Employee shall be reimbursed for expenses incurred by him in connection with the ownership or lease of an automobile of the make and type approved by the Company, which expenses shall not exceed $650 per month.

      b. The Company shall pay directly, or reimburse the Employee for, all other reasonable and necessary business expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Agreement, including reimbursement for car expenses, such as gas, insurance, one parking space and a cellular phone used for Company business. For such purposes, the Employee shall submit to the Company itemized reports of such expenses in accordance with the Company's policies.

      c. Employee shall be entitled to paid vacations during the Employment Period in accordance with the Company's then prevalent practices for executive employees.

      d. Employee shall be entitled to participate in, and to receive benefits under, any employee benefit plans of the Company (including, without limitation, pension, profit sharing, group life insurance and group medical insurance plans) as may exist from time to time for its executive employees.


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6.    EMPLOYEE KNOWLEDGE.

      a. Employee hereby agrees to communicate and make known to the Company all knowledge possessed by him relating to any methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable, which relate to the business of the Company; whether acquired by him before or during the Employment Period; provided, however, that nothing herein shall be construed as requiring any such communication where the method, development, invention and/or improvement is lawfully protected from disclosure as the trade secret of a third party or by any other lawful bar to such communications existing prior to the commencement of employment hereunder.

      b. Employee hereby agrees to keep all such records in connection with the Employee's employment as the Company may from time to time reasonably direct, and all such records shall be the sole and exclusive property of the Company.

      c. It is expressly agreed between the Employee and the Company that any invention the Employee developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information belong to the Employee except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the Company's business or actual or demonstrably anticipated research or development of the Company; or
            (b) result from any work performed by the Employee for the Company.


7.    CONFIDENTIALITY.

      a. ACKNOWLEDGEMENTS BY EMPLOYEE. The Employee acknowledges that his position with the Company will require the performance of services which are special, unique, extraordinary and of an intellectual character and places and will continue to place him in a position of confidence and trust with the Customers of the Company. The Employee further acknowledges that his performance of services for the Company necessarily requires the disclosure to the Employee of confidential information and trade secrets of the Company. The Employee also acknowledges that he has developed prior to the date hereof, as an employee and stockholder of Advanced Digital Services, Inc., a New York corporation ("ADSI-NY") which merged with and into the Company pursuant to a Plan and Agreement of Merger dated July 31, 1997 among ADSI-NY, KDTI, the Company, under its former name Katz Digital Acquisition Inc., and the shareholders of ADSI-NY (the "Merger Agreement") concurrently with the execution and delivery of this Agreement, a personal acquaintance and relationship with Customers of ADSI-NY and that he will continue to develop such relationships with such Customers as an employee of the Company. The Employee also acknowledges that in the course of his employment by the Company he will develop a personal acquaintanceship and relationship with other


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            Customers of KDTI and its Affiliates. The Employee further acknowledges that he has and will acquire a knowledge of such Customers' affairs and requirements which may constitute a primary contact of the Company or KDTI and its Affiliates with such Customers, and that therefore, the Company's and KDTI's and its other Affiliates relationships with its Customers may be placed in the Employee's hands in confidence and trust. The Employee therefore agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Employee make the covenants contained herein.

      b. DEFINITIONS Capitalized terms used in this Section 7 shall, unless the context otherwise requires, have the meanings specified below.

            i. The term "Customer" means (i) anyone who is a customer of any of the KDTI Companies at the time of the alleged prohibited conduct or at any time during the two (2) year period immediately preceding the alleged prohibited conduct; (ii) any customer of Advanced Digital Solutions, Inc., a New York corporation, or David Katz Studio, Inc., a New York corporation; or (iii) any prospective customers to whom any of the KDTI Companies makes a presentation (or similar offering of services) within a period of 360 days immediately preceding the alleged prohibited conduct or, if the alleged prohibited conduct occurs after the termination of the Employment Period, within a period of 360 days immediately preceding such termination.

            ii. The term "Affiliate" means any corporation, partnership, company, firm, entity or proprietorship which, directly or indirectly, controls or is controlled by or under common control with KDTI, and includes the Company.

            iii. The term "KDTI Companies" means KDTI, the Company and any other Affiliate.

      c. CONFIDENTIAL INFORMATION. The Employee shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself, himself or others, except in connection with the business and affairs of the KDTI Companies, all confidential matters relating to the business of the KDTI Companies, including, but not limited to, "know-how," trade secrets, customer lists, subscription lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, information pertaining to Customers and their requirements, business acquisition plans, new personnel acquisition plans, formulae, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs relating to the business and affairs of the KDTI Companies, learned by the Employee at any time and shall never disclose such matters to anyone outside of the KDTI Companies, except (i) as required in the course of performing duties for the KDTI Companies, (ii) with KDTI's express written consent; or (iii) with respect to such information which is generally known to the public or becomes known to the public though no fault of the Employee or


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            which is generally known to businesses engaged in the type of business in which any of the KDTI Companies is engaged.

      d. ENFORCEMENT THROUGH INJUNCTION. Employee acknowledges that the type and periods of restriction imposed in this Section 7 are fair and reasonable and are reasonably required for the protection of the KDTI Companies. The Employee acknowledge that a breach of the provisions of this Agreement would irreparably damage the KDTI Companies, and that once such a breach has occurred, there may be no accurate way of determining the amount of damage or loss suffered by the KDTI Companies. The Employee therefore agrees that the terms of this Agreement may be enforced through preliminary or final injunctive relief or other equitable remedy, without any of the KDTI Companies having to (i) prove irreparable injury or likelihood of success, (ii) prevail on the balancing of the equities test or other legal criteria, or (iii) post a bond, and without limiting any other damages or remedies to which any of the KDTI Companies may be entitled, including termination of any salary or other payments required under this Agreement other than the payments provided by
            Section 8 (d).

      e. BLUE LINING. If any of the provisions of this Agreement relating to time, geographical area, services products, devices and/or information are deemed by a court of competent jurisdiction to be overly broad or for any other reason unenforceable, the parties agree that such restrictions herein as to time, geographical area, services, products, devices and/or information shall be reduced to such time, geographical area, services, products, devices and/or information as such court shall hold to be reasonable and legally enforceable. In addition, if any court determines that any of the restrictive covenants contained in this Agreement or any part thereof, is invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

            i. The Employee acknowledges that the business of the KDTI Companies extends beyond the geographic area of the State of New York and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of the Customers. The Employee further acknowledges that the Company and the Employee intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. In the event that the courts of one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of any of the KDTI Companies to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective states, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent


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                  covenants. Notwithstanding the foregoing, no action will be commenced in more than one jurisdiction at a time unless one or more of the provisions of this Agreement can only be enforced if an action is brought in another jurisdiction or jurisdictions.


8.    EARLIER TERMINATION.

      a. Employee's employment hereunder shall automatically be terminated upon the death of the Employee or Employee's voluntarily leaving the employ of the Company and, in addition, may be terminated, at the sole discretion of the Company, as follows:

            i. upon thirty (30) days' prior written notice by the Company, in the event of the Employee's disability as set forth in Section 8(b) below; or

            ii. upon thirty (30) days' prior written notice by the Company, in the event that the Company terminates the Employee's employment hereunder for cause as set forth in Section 8(c) below, and the failure of the Employee to cure the condition constituting such cause if the same is curable within such thirty (30) day period after such notice has been given by the Company.

      b. Employee shall be deemed disabled hereunder, if in the opinion of the Board of Directors of the Company, as confirmed by competent medical advice in writing, he shall become physically or mentally unable to perform his duties for the Company hereunder and such incapacity shall have continued for any period of ninety (90) days in any consecutive twelve (12) months.

      c. For purposes hereof, "cause" shall mean, and be limited to, the following: (a) Employee's willful malfeasance or gross negligence in performance of his duties as an employee of the Company; (b) the material breach of any covenant made by Employee hereunder, under the terms of the Merger Agreement or under the terms of the Non Competition Agreement between and among the Employee, the Company and KDTI; or (c) a dishonest act or omission by Employee which either (i) results in his personal enrichment at the expense of the Company, or (ii) results in his conviction of, or plea of nolo contendere to, a felony or other serious crime, not including a motor vehicle offense; (d) a breach of Employee's fiduciary duties to the Company; or (e) a conviction of any federal or state securities' laws.

      d. If the Employee's employment hereunder is terminated for any reason or no reason, then the Employee shall be entitled to receive the severance payment set forth below (subject to any withholding or other payroll tax payable by the Employee and which is required by law to be withheld by the Company) payable within ten (10) days after such termination occurs:


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            i.    if such termination occurs on or before the first anniversary of the date hereof, the Company shall pay the Employee the sum of $218,375.00 plus an amount equal to the product of $54,593.75 multiplied by a fraction, the numerator of which is the number of months (measured by each one month period commencing as of the date hereof) remaining during the one year period commencing on the date hereof and ending on the date immediately prior to the first anniversary of the date hereof, and the denominator of which is twelve;

            ii. if such termination occurs on or before the second anniversary of the date hereof, the Company shall pay the Employee the sum of $163,781.25 plus an amount equal to the product of $54,593.75 multiplied by a fraction, the numerator of which is the number of months (measured by each one month period commencing as of the date hereof) remaining during the one year period commencing on the first anniversary of the date hereof and ending on the date immediately prior to the second anniversary of the date hereof, and the denominator of which is twelve;

            iii. if such termination occurs on or before the third anniversary of the date hereof, the Company shall pay the Employee the sum of $109,187.50 plus an amount equal to the product of $54,593.75 multiplied by a fraction, the numerator of which is the number of months (measured by each one month period commencing as of the date hereof) remaining during the one year period commencing on the second anniversary of the date hereof and ending on the date immediately prior to the third anniversary of the date hereof, and the denominator of which is twelve;

            iv. if such termination occurs on or before the fourth anniversary of the date hereof, the Company shall pay the Employee the sum of $54,593.75 plus an amount equal to the product of $54,593.75 multiplied by a fraction, the numerator of which is the number of months (measured by each one month period commencing as of the date hereof) remaining during the one year period commencing on the third anniversary of the date hereof and ending on the date immediately prior to the fourth anniversary of the date hereof, and the denominator of which is twelve;

            v. if such termination occurs on or before the fifth anniversary of the date hereof, the Company shall pay the Employee an amount equal to the product of $54,593.75 multiplied by a fraction, the numerator of which is the number of months (measured by each one month period commencing as of the date hereof) remaining during the one year period commencing on the fourth anniversary of the date hereof and ending on the date immediately prior to the fifth anniversary of the date hereof, and the denominator of which is twelve.


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
9.    ASSIGNMENT.

      This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated, except as otherwise set forth herein. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all of the outstanding shares of the Company's capital stock, or all or substantially all of the assets of the Company.


10.   RIGHT TO PAYMENTS.

      Employee shall not under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof. To the extent permitted by law, the Employee shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of the Employee shall be for the sole personal benefit of the Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Employee.


11.   NOTICES.

      Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand and followed by notice by mail, overnight courier or delivery service or facsimile transmission; (b) one day after the date of delivery by Federal Express or other nationally recognized courier service that provides a delivery receipt, if delivered by priority overnight delivery between any two points within the United States; or (c) three (3) days after deposit in the mails, if mailed by certified or registered mail (return receipt requested) between any two points within the United States, and in each case of mailing, postage prepaid, addressed as follows: (i) if to Employee, at 21 E. 36th Street, New York, New York 10016 and (ii) if to the Company, at Twenty-One Penn Plaza, New York, NY 10001, or at such other address as any such party shall designate by written notice to the other party.


12.   WAIVER.

      The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provisions were not embodied therein.


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
13.   ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement; provided, however, that it is the intention of the parties that this Agreement shall be interpreted and applied in conjunction with the terms of any option, warrant or other right now in existence or hereinafter granted to the Employee to acquire shares of capital stock of the Company. In the event of any conflict, however, the terms of this Agreement shall govern and prevail. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                        ADVANCED DIGITAL SERVICES, INC., a New York corporation, formerly known as KATZ DIGITAL ACQUISITION INC.


                        By: /s/ Donald L. Flamm
                           ----------------------------
                        Name: Donald L. Flamm
                        Title: Vice President


                        EMPLOYEE:

                        /s/ David Katz
                        -------------------------------
                        DAVID KATZ



By its execution below, Katz Digital Technologies, Inc. hereby guarantees payment by the Company when due of all salary and other payments due to Employee under the foregoing Employment Agreement.

                        KATZ DIGITAL TECHNOLOGIES, INC.



                        By: /s/ Donald L. Flamm
                           ----------------------------
                        Name: Donald L. Flamm
                        Title: Vice President & Chief Financial Officer

                        Date: July 31, 1997


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                                                                       EXHIBIT A
                                                         TO EMPLOYMENT AGREEMENT


                      1998 KATZ DIGITAL TECHNOLOGIES, INC.
                                TARGET BONUS PLAN

Bonus compensation to the Employee under the proposed 1998 Katz Digital Technologies, Inc., a Delaware corporation ("KDTI") Executive Bonus Plan (the "Bonus Plan") will be based upon Earnings Before Tax of KDTI ("EBT") as set forth below.

1.    Definitions:
      a.    "Compensation Base" means $200,000.00.

      b. "Bonus Payment" payable with respect to a Target Year means the result obtained by multiplying the Bonus
            Percentage by the Compensation Base.

      c.    "Bonus Percentage" means the following:

            i. if the EBT Percentage Increase is less than 15%, the Bonus Percentage equals zero (0);

            ii. if the EBT Percentage Increase is 15% or more but less than 30%, the Bonus Percentage equals a percentage between 17.5% and 29.99%, prorated according to the amount by which the EBT Percentage Increase is between 15% and 30%;

            iii. if the EBT Percentage Increase is 30% or more but less than 45%, the Bonus Percentage equals a percentage between 30% and 34.99%, prorated according to the amount by which the EBT Percentage Increase is between 30% and 45%;

            iv. if the EBT Percentage Increase is 45% or more but less 60%, the Bonus Percentage equals a percentage between 35% and 44.99% prorated according to the amount by which the EBT Percentage Increase is between 45% and 60%;

            v. if the EBT Percentage Increase is 60% or more, the Bonus Percentage equals 45%.

      d. "Calculation Year" means the fiscal year of KDTI immediately preceding a Target Year.

      e.    "Calculation Year EBT" means the EBT for the Calculation
            Year.

      f. "Cause" has the same meaning as is provided in the Employee's Employment Agreement.

      g. "EBT" means Earnings Before Provision for Income Taxes of KDTI as of the end of the relevant fiscal year on a consolidated basis, as stated in the financial statements audited by and reported on by the firm of certified public accountants (the "Accountants") retained by KDTI (the "Audited Financial Statements").

      h. "EBT Percentage Increase" means the percentage obtained by a fraction

                  (A) the numerator of which is the amount, greater than zero, equal to the result obtained by subtracting the Calculation Year EBT from the Target Year EBT, and

                  (B) the denominator of which is the Calculation Year EBT.

      i. "Payment Date" with respect to a Bonus Payment means the date which is thirty (30) days after delivery by the Accountants of the Audited Financial Statements for the Target Year for which the Bonus Payment is payable.

      j. "Target Year" means the fiscal year of KDTI ended December 31, 1998, and each fiscal year thereafter during the period in which the Employee's employment under his Employment Agreement continues.

      k.    "Target Year EBT" means the EBT for the Target Year.

2.    Eligibility:

In order for an Employee to be eligible to receive a Bonus Payment under the Plan with respect to a Target Year the following conditions must be satisfied:

      (A) the Employee must be employed by KDTI under his Employment Agreement as of the Payment Date for the Bonus Payment, or

      (B) if the Employee is not so employed as of such Payment Date, his employment was terminated by KDTI without cause after the end of such Target Year.

Payment:

The Bonus Payment with respect to each Target Year shall be determined by the Accountants and will be paid not later than the Payment Date.


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
                                                                      EXHIBIT B
                             STOCK OPTION AGREEMENT


      This Agreement, dated as of July 31, 1997, is made between KATZ DIGITAL TECHNOLOGIES, INC., a Delaware corporation, having its principal offices at Twenty-One Penn Plaza, New York, New York 10001 (the "Company"), and _______________, having an address at Twenty-One Penn Plaza, New York, New York 10001 (the "Optionee").

                              W I T N E S S E T H :


1. Grant of Option. The Company hereby grants to the Optionee, subject to the terms and conditions herein set forth in Schedule 1 annexed hereto (the "SCHEDULE"), the right and option (the "Option") to purchase from the Company, all or any part of an aggregate of One Hundred and Twenty Thousand (120,000) shares of Common Stock, par value $.001 per share, of the Company (the "OPTION SHARES") at the purchase price of $2.7688 per share, such Option to be exercisable as hereinafter provided.

2. Terms and Conditions. This Option, and the exercise of this Option, is subject to the terms and conditions set forth herein.

3. Certain Definitions. The following terms in this Agreement shall have the meanings set forth below:

            i. "Accountants" shall mean the independent public accountants then regularly retained by KDTI.

            ii. "ADSI" means Advanced Digital Services, Inc., a New York corporation, which is the survivor of the merger of Advanced Digital Services, Inc., a New York corporation into Katz Digital Acquisition Inc., a New York corporation, which thereafter changed its name to Advanced Digital Services, Inc.

            iii. "ADSI Net Revenues" during an Annual Period means (i) one hundred percent (100%) of Net Sales of the KDTI Companies generated and contracted for solely by David, Gary or another ADSI employee, and (ii) fifty percent (50%) of Net Sales of the KDTI Companies generated and contracted for by David, Gary or another ADSI employee in conjunction with KDTI employees.

            iv. "Affiliate" means any corporation, partnership, company, firm, entity or proprietorship which controls or is controlled by or under common control with the Company, and includes ADSI.

            v. "Annual Period" means each full twelve (12) calendar month period commencing on August 1, 1997, and thereafter through and until July 31, 2000.

            vi. "Bad Debt Adjustment" means, with respect to the first Annual Period, fifty (50%) percent of the amount of gross revenues generated during the period commencing on August 1, 1997 and ending on January 31, 1998 that are not collected on or prior to July 31, 1998; with respect to the second Annual Period, fifty (50%) percent of the amount of gross revenues generated during the period commencing on February 1, 1998 and ending on January 31, 1999 that are not collected on or prior to July 31, 1999; and with respect to the third Annual Period, fifty (50%) percent of the amount of gross revenues generated during the period commencing on February 1, 1999 and ending on January 31, 2000 that are not collected on or prior to July 31, 2000.

            vii. "Determination Procedure" means the following procedure by which ADSI Net Revenues will be determined: The Accountants shall determine ADSI Net Revenues in accordance with GAAP and this Agreement, and such determination by the Accountants shall be subject to review by the Optionee's Accountants. Any disputes will be resolved by the Determining Accountant in the manner set forth herein. In the event that the Optionee does not agree with the Accountant's determination of ADSI Net Revenues, the Optionee shall give written notice to the Company within thirty (30) days after receipt of the Accountants' determination of the ADSI Net Revenues that Optionee contends that ADSI Net Revenues have not been calculated in accordance with GAAP. Such notice shall provide specific reasons for the disagreement. In such event, the Company and the Optionee shall each comply with the further provisions of this Paragraph. If no such written notice is received, then the Accountants' determination of ADSI Net Revenues shall be deemed to be accepted. If such notice is given, then the Company and the Optionee shall try to resolve the disagreement. If no agreement is reached between them within ten (10) business days after the date on which the Optionee gave its notice of disagreement, then the Determining Accountant shall be appointed with instructions to resolve the disagreement and provide a report of its determination of ADSI Net Revenues within thirty (30) business days of its appointment. Such decision of the Determining Accountant shall be binding upon the Optionee and the Company. If the Determining Accountant determines that the ADSI Net Revenues equal or exceed, or are not less than ninety seven and one-half percent (97.5%) of, the ADSI Net Revenues initially determined by the Accountants, the

                  Optionee shall pay the cost of the Determining Accountant; otherwise, the Company shall pay the cost of the Determining Accountant.

            viii. "Determining Accountant" means an accountant selected by the
                  Accountants and the Optionee's Accountants, or in the event of such two accountants' inability to select a determining accountant, a Determining Accountant shall be selected by a Judge of the Supreme Court of the State of New York, County of New York, upon petition by either the Optionee or the Company.

            ix. "GAAP" means generally accepted accounting principles, consistently applied.

            x. "KDTI Companies" means the Company, ADSI and any other Affiliate of the Company.

            xi. "Net Sales" means gross revenues, less returns, discounts, allowances and the Bad Debt Adjustment.

            xii. "Optionee's Accountant" means a firm of independent certified public accountants retained by the Optionee.


4. Exercisability of Option. This Option be exercisable by the Optionee only during the thirty (30) day period commencing July 1, 2007 and ending July 30, 2007, but the right to exercise the Option shall be accelerated as follows:

            i. One-third (1/3) of the aggregate Option Shares shall be exercisable if ADSI Net Revenues generated during the first Annual Period equal or exceed $2,600,000.00;

            ii. One-third (1/3) of the aggregate Option Shares shall be exercisable if ADSI Net Revenues generated during the second Annual Period equal or exceed $3,000,000.00; and

            iii. One-third (1/3) of the aggregate Option Shares shall be exercisable if ADSI Net Revenues generated during the third Annual Period equal or exceed $3,500,000.00.

To the extent that the right to exercise the Options is accelerated pursuant to the foregoing, such Options shall be exercisable by the Optionee at any time during the period the Optionee continues to be employed by the Company or a subsidiary corporation of the Company.

5. Expiration of Option. This Option shall not be exercisable after 5:00 p.m. E.S.T. on July 31, 2007.

6. Non-Assignability of Option. This Option shall not be given, granted, sold, exchanged, transferred, pledged, assigned or otherwise encumbered or disposed of by the Optionee, otherwise than by Will or the laws of descent and distribution, and, during the lifetime or existence of the Optionee, shall not be exercisable by any other person, but only by the Optionee.

7. Method of Exercise of Option. The Optionee shall notify the Company by written notice sent by registered or certified mail, return receipt requested, addressed to its principal office, or by hand delivery to such office, properly receipted, as to the number of Option Shares the Optionee desires to purchase under this Agreement, which written notice shall be accompanied by the Optionee's check payable to the order of the Company for the full option price of such shares of Stock. As soon as practicable after the receipt of such written notice the Company shall, at its principal office, tender to the Optionee a certificate or certificates issued in the Optionee's name evidencing the Option Shares purchased by the Optionee hereunder. Any Option granted under this Agreement shall be exercisable in whole or in part commencing on the date such exercise is permitted under the terms of this Agreement prior to expiration.

8. Investment Representation. The Optionee represents that at the time of any exercise of this Option, unless the Option Shares are registered under the Securities Act of 1933, as amended, that such Option Shares will be acquired for investment and not for resale or with a view to the distribution thereof. Unless prior to the exercise of the Option the shares issuable upon such exercise have been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") (i) the notice of exercise shall be accompanied by a representation or agreement of the individual exercising the Option to the Company to the effect that such shares are being acquired for investment and not with a view to the resale or distribution thereof or such other documentation as may be required by the Company unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with the Securities Act, and (ii) upon exercise of this Option and the issuance of any of the Option Shares thereunder, all certificates representing Option Shares shall bear on the face thereof substantially the following legend:

      "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM REGISTRATION AND AN OPINION OF COUNSEL TO KATZ DIGITAL TECHNOLOGIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

9.  Adjustments upon Changes in Capitalization.

      a. In the event that the outstanding Common Stock of the Company is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividends or the like, an appropriate adjustment shall be made in the number of Option Shares and option price per share subject to this Option. If the Company shall be acquired, reorganized, consolidated or merged with another corporation, or if all of or substantially all of the assets of the Company shall be sold or exchanged, the Optionee shall be entitled to receive upon the exercise of this Option the same number and kind of shares of stock or the same amount of property, cash or securities as the Optionee would have been entitled to receive upon the happening of such event as if the Optionee had been, immediately prior to such event, the holder of the number of shares covered by this Agreement.

      b. Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the Option granted under this Agreement. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

10. Definitions. For purposes of the Agreement, the terms "parent corporation" and "subsidiary corporation" shall have the same meanings a set forth in Sections 425(e) and 425(f) of the Code, respectively, and the masculine shall include the feminine and the neuter as the context requires.

11. Death or Termination of Employment or Services. If the employment or services of the Optionee by the Company or a subsidiary corporation of the Company shall terminate for any reason, whether by termination or expiration of any employment agreement between the Optionee and the Company, or voluntarily by the Optionee, then this Option shall expire forthwith (the date on which such termination of the Optionee's employment or services occurs is referred to as the "Employment Termination Date"). Notwithstanding the foregoing, if such employment or services shall be terminated without cause by the Company or any subsidiary corporation of the Company, or by reason of death or disability of the Optionee, then this Option shall not expire upon the Employment Termination Date, but shall be exercisable until the date which is three (3) months after the Employment Termination Date, and then only to purchase those number of Option Shares that the Optionee was entitled to purchase upon exercise of this Option prior to the Employment Termination Date, and this Option may not be exercised at any time after the date which is three (3) months after the Employment Termination Date; in the event of death of the Employee, the Option may be exercised in accordance with the foregoing by the estate of the employee or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of such employee. Provided, however, that nothing in this Section 11 shall give any person the right to purchase Option Shares which could not be purchased by the Optionee prior to the termination of the Optionee's employment with the Company or such subsidiary. The word "cause" is used with the meaning ascribed thereto in the Employment Agreement dated the date hereof between the Company's subsidiary, ADSI, as Employer, and the Optionee as Employee.

12. Use of Proceeds. The proceeds from the sale of shares pursuant to Options granted under this Agreement shall constitute general funds of the Company.

13. No Rights as Stockholder. The Optionee shall have no rights as a stockholder in respect to the Option Shares as to which this Option shall not have been exercised and payment made as herein provided.

14. Not a Contract of Employment. Nothing contained in this Agreement shall be deemed to confer upon the Optionee any right to remain in the employ or service of the Company or a subsidiary corporation of the Company.

15. Binding Effect. Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the New York.

17. Notices. Any notice hereunder shall be delivered by hand or by registered or certified mail, return receipt requested, to a party at its address set forth above, subject to the right of either party to designate at any time hereafter, in writing, some other address.

18. Counterparts. This Agreement may be exercised in counterparts, each of which shall constitute one and the same instrument.


      IN WITNESS WHEREOF, each of the Company and the Optionee has caused this Agreement to be executed by an appropriate officer, both as of the day and year first written.

                              KATZ DIGITAL TECHNOLOGIES, INC.



                              By:________________________________
                              Name: Donald L. Flamm
                              Title: Vice President, Chief Financial Officer



                                    OPTIONEE:


                                    _____________________________